SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 21, 2006
(Date of earliest event reported)	November 16, 2006

ONEOK, Inc.

(Exact name of registrant as specified in its charter)
Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The following management changes were announced on November 16, 2006.

David Kyle, chairman, chief executive officer and president of ONEOK, Inc. and chairman and chief executive officer of ONEOK Partners GP, L.L.C. ("ONEOK Partners GP"), the general partner of ONEOK Partners, L.P., will become chairman of both ONEOK, Inc. and ONEOK Partners GP, effective January 1, 2007, and will retire as an employee on January 1, 2008. Mr. Kyle has served as chairman, chief executive officer and president of ONEOK, Inc. since 2000; served as chairman and chief executive officer of ONEOK Partners, L.P. from April to May 2006; and has served as chairman and chief executive officer of ONEOK Partners GP since May 2006. ONEOK, Inc. owns 100 percent of the general partner of ONEOK Partners L.P. and owns a total of 45.7 percent of ONEOK Partners, L.P.

John W. Gibson, 54, will become chief executive officer of ONEOK, Inc. and president and chief executive officer of ONEOK Partners GP on January 1, 2007. Mr. Gibson served as president and chief operating officer of ONEOK Partners, L.P. from April to May 2006 and has served as president and chief operating officer of ONEOK Partners GP since May 2006. He has also served as a member of the ONEOK Partners GP Board of Directors since May 2006. Prior to the creation of the ONEOK Partners GP Board of Directors, Mr. Gibson served as a member of the former ONEOK Partners Partnership Policy Committee to which he was appointed in April 2006. Mr. Gibson served ONEOK, Inc. as president, ONEOK Energy Companies from 2005 to April 2006 and as president, Energy from 2000 to 2005.

James C. Kneale, 55, will become president and chief operating officer of ONEOK, Inc. on January 1, 2007. Mr. Kneale has served as executive vice president -- finance and administration and chief financial officer of ONEOK, Inc. since 2004; served as executive vice president and chief financial officer of ONEOK Partners, L.P. from April to May 2006; and has served as executive vice president and chief financial officer of ONEOK Partners GP since May 2006. He is also a member of the ONEOK Partners GP Board of Directors. Mr. Kneale served as senior vice president, treasurer and chief financial officer of ONEOK, Inc. from 2001-2004. A new chief financial officer will be named by the end of the year.

In connection with these management changes, the ONEOK, Inc. Executive Compensation Committee and Board of Directors approved the grant of 150,000 restricted units to Mr. Gibson and 50,000 restricted units to Mr. Kneale. The

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restricted units vest, in the case of Mr. Gibson, on January 1, 2012, and, in the case of Mr. Kneale, on January 1, 2009. Upon vesting, Mr. Gibson and Mr. Kneale are entitled to one share of our common stock for each restricted unit held. If Mr. Gibson or Mr. Kneale die, or retire prior to vesting and such retirement is approved by our Board of Directors, the restricted units vest on a pro-rated basis based on the number of months elapsed from the effective date of the grant until the holder's death or approved retirement. Restricted units do not pay dividends.

The company is not a party to any employment agreements with any of these officers. However, each of these officers has entered into a Termination Agreement with the company. Under the Termination Agreement, severance payments and benefits are payable if the officer's employment is terminated by us for "just cause" or by the officer for "good reason" at any time within three years of a change in control. Severance payments and benefits include a lump sum payment equal to a multiple of the officer's annual compensation, which includes annual base salary and the greater of his bonus for the last year preceding a change in control or his target bonus for the year in which the change in control occurs. The officer would also be entitled to a prorated portion of his targeted short-term incentive compensation and accelerated vesting of retirement and other benefits, as well as continuation of welfare benefits for a certain number of months.

The following board of director elections were announced on November 16, 2006.

Mr. Gibson was elected to the ONEOK, Inc. board of directors effective November 16, 2006.

David J. Tippeconnic was elected to the ONEOK, Inc. board of directors effective November 16, 2006. Mr. Tippeconnic is currently chief executive officer of Arrow-Magnolia International LP, a company that manufactures, packages and markets industrial cleaning and maintenance chemicals and other products. Mr. Tippeconnic served as interim chief executive officer and later as chairman of the board of Cherokee Nation Enterprises, an entertainment and hospitality business enterprise of the Cherokee Nation, from 2001 to 2004. From 1997 through 2000, he was president, chief executive officer and a member of the board of directors of CITGO Petroleum Corp. From 1995 to 1997, he was president, chief executive officer and a member of the executive committee for UNO-VEN Company, a petroleum refining and marketing partnership between Petroleos de Venezuela (PDVSA) and Unocal. Mr. Tippeconnic spent 33 years with Phillips Petroleum Company, retiring as executive vice president, president of Phillips 66 Company and a member of the board of directors.

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Item 9.01	Financial Statements and Exhibits
Exhibits

10.1 Termination Agreements between ONEOK, Inc. and ONEOK, Inc. executives, as amended, dated January 1, 2003 (incorporated by reference from Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 2002, filed on March 10, 2003).

99.1 Press release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated November 16, 2006. 99.2 Press release issued by ONEOK, Inc. dated November 16, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	November 21, 2006	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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